For more information contact:
Stephen P. Cotugno
Executive Vice President-Corporate Development
PDI, Inc.
201.574.8617

PDI, Inc. Reports First Quarter 2006 Financial Results

Saddle River, New Jersey (May 1, 2006). PDI, Inc. (NASDAQ: PDII) a contract sales and marketing services provider to the biopharmaceutical industry, announced today its first quarter 2006 financial results.

First Quarter Results

Revenue for the quarter ended March 31, 2006 was $78.8 million, 3.9% less than revenue of $82.0 million for the quarter ended March 31, 2005. Gross profit for the quarter ended March 31, 2006 increased to $19.1 million (24.2% of revenue), 5.8% more than gross profit of $18.0 million (22.0% of revenue), for the quarter ended March 31, 2005. Operating income was $7.9 million for the quarter ended March 31, 2006, versus an operating loss of $775,000 for the quarter ended March 31, 2005. Net income improved to $5.6 million for the quarter ended March 31, 2006, compared to a net loss of $62,000 in the quarter ended March 31, 2005. Net income per diluted share was $0.40 for the quarter ended March 31, 2006 versus a net loss per share of approximately $0.00 for the quarter ended March 31, 2005. The tax rate in the first quarter of 2006 was 36.5%.

In the first quarter of 2005, we incurred litigation expense of $2.3 million related to our Cellegy lawsuit and costs associated with non-field based employee severance of approximately $1.1 million. The earnings per diluted share impact of the litigation and severance expense in the first quarter of 2005 was approximately $0.13.

Mr. Larry Ellberger, PDI’s interim CEO commented, "We are very pleased with our performance in the first quarter. Our people delivered solid results in each of our businesses and did a great job in managing expenses. PDI's business development teams are generating leads for future revenue growth in all of our business units. Our Performance Sales Teams business announced two new business wins in the first quarter with emerging pharmaceutical companies and we are continuing with our aggressive business development efforts targeted to this important segment of our market.”

“The results in the quarter demonstrate the profit potential of our business, with our increased focus on operating expense management and control. However, unless and until we generate sufficient Performance Sales Teams or other new business to offset the loss of the AstraZeneca program which was terminated effective April 30, 2006, and which accounted for $28.3 million in revenue for this quarter, these results will not be duplicated in upcoming quarters. The quarter also benefited from a strong contribution from Select Access, primarily due to additional call volume on a seasonal product which we will not be promoting in the second and third quarter.”

“I am pleased with the performance from the Marketing Services Segment which produced a significant turnaround from the first quarter of 2005. Our three business units, Pharmakon, TVG Marketing Research and Consulting and Vital Issues in Medicine, which is our continuing medical education business, all exceeded their revenue and gross profit results from the first quarter of 2005.”

“Our balance sheet remains strong as we generated almost $5 million in cash flow from operations and ended the quarter with over $102 million in cash and short term investments.”

Conference Call Information
PDI will conduct a briefing of its results via conference call and webcast on Tuesday, May 2, 2006 at 9:00 AM eastern time. The webcast of the event will be accessible through the Investor Relations section of PDI’s website, www.pdi-inc.com. The webcast will be archived on the website for future on-demand replay.

For those without internet access, the briefing can be accessed by dialing 1-877-423-4030 and asking for the PDI’s First Quarter 2006 Financial Results Call. The call play back will be available for two weeks by calling 1-800-642-1687 and entering the call number 7865181.

About PDI

PDI, Inc. (NASDAQ: PDII) is a diversified sales and marketing services provider to the biopharmaceutical industry offering a comprehensive set of outsourced solutions for established and emerging pharmaceutical companies. PDI is dedicated to maximizing the return on investment for its clients by providing strategic flexibility; sales, marketing, and commercialization expertise; and a philosophy of performance.

Headquartered in Saddle River, NJ, PDI’s sales and marketing services include our Performance Sales Teams™, which are dedicated teams for specific clients, and Select Access™, our targeted sales solution that leverages an existing infrastructure. PDI also offers marketing research and consulting services through TVG in Dresher, PA, and medical communications services through Pharmakon in Schaumburg, IL. In addition, PDI is a high quality provider of ACCME-accredited continuing medical education through Vital Issues in Medicine (VIM ®) in Dresher, PA. The company’s experience extends across multiple therapeutic categories and includes office and hospital-based initiatives.

PDI’s commitment is to deliver innovative solutions, unparalleled execution and superior results for its clients. Through strategic partnership and client-driven innovation, PDI maintains some of the longest standing sales and marketing relationships in the industry. Recognized as an industry pioneer, PDI remains committed to continuous innovation and to maintaining the industry’s highest quality employees.

For more information, visit the Company’s website at www.pdi-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements involve a number of risks and uncertainties and are based on numerous assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, the termination of or material reduction in the size of any of our customer contracts, the loss by our clients of intellectual property rights, our ability or inability to secure new business to offset the recent loss of the AstraZeneca program and the terms of any replacement business we secure, changes in our operating expenses, FDA, legal or accounting developments, competitive pressures, failure to meet performance benchmarks in significant contracts, changes in customer and market requirements and standards, the impact of any stock repurchase programs, the adequacy of the reserves PDI has taken, the financial viability of certain companies whose debt and equity securities we hold, the outcome of certain litigations, PDI's ability to implement its current business plans, and the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Amended Annual Report on Form 10-K/A for the year ended December 31, 2005, and PDI's periodic reports on Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission since January 1, 2006. The forward looking-statements in this press release are based upon management's reasonable belief as of the date hereof. PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

PDI, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	March 31,	December 31,
	2006	2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$78,268	$90,827
Short-term investments	23,933	6,807
Accounts receivable, net of allowance for doubtful accounts of
$193 and $778 as of March 31, 2006 and December 31, 2005, respectively	19,931	27,148
Unbilled costs and accrued profits on contracts in progress	14,323	5,974
Income tax refund receivable	2,480	6,292
Other current assets	13,518	14,078
Total current assets	152,453	151,126
Property and equipment, net	15,214	16,053
Goodwill	13,112	13,112
Other intangible assets, net	16,911	17,305
Other long-term assets	3,053	2,710
Total assets	$200,743	$200,306

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,869	$5,693
Income taxes payable	7,179	6,805
Unearned contract revenue	11,056	12,598
Accrued returns	231	231
Accrued incentives	14,943	12,028
Accrued payroll and related benefits	7,476	7,556
Other accrued expenses	15,468	19,785
Total current liabilities	59,222	64,696

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized, no
shares issued and outstanding	-	-
Common stock, $.01 par value; 100,000,000 shares authorized; 15,065,946 and 14,947,771 shares issued at March 31, 2006 and December 31, 2005, respectively; 14,047,940 and 13,929,765 shares outstanding at March 31,
2006 and December 31, 2005, respectively	151	149
Additional paid-in capital	117,696	118,325
Retained earnings	36,804	31,183
Accumulated other comprehensive income	84	71
Unamortized compensation costs		(904)
Treasury stock, at cost: 1,018,006 shares at March 31, 2006
and December 31, 2005	(13,214)	(13,214)
Total stockholders' equity	$141,521	$135,610
Total liabilities & stockholders' equity	$200,743	$200,306

PDI, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share data)

	Three Months Ended
	March 31,
	2006	2005
	(unaudited)	(unaudited)

Revenue, net	$78,812	$82,024

Program expenses	59,717	63,981

Gross profit	19,095	18,043

Compensation expense	6,622	9,004
Other selling, general and administrative expenses	4,596	9,814
Total operating expenses	11,218	18,818

Operating income (loss)	7,877	(775)

Other income, net	975	669

Income (loss) before income tax	8,852	(106)
Provision for (benefit from) income tax	3,231	(44)

Net income (loss)	$5,621	$(62)

Net income (loss) per share of common stock:
Basic	$0.41	$(0.00)
Assuming dilution	$0.40	$(0.00)

Weighted average number of common shares and
common share equivalents outstanding:
Basic	13,824	14,675
Assuming dilution	13,914	14,849

PDI, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2006	2005
	(unaudited)	(unaudited)

Cash Flows From Operating Activities
Net income (loss) from operations	$5,621	$(62)
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	1,485	1,486
Loss on disposal of assets	-	91
Stock compensation costs	190	269
Deferred income taxes, net	289	288
Provision for bad debt	(710)	42
Other changes in assets and liabilities:
Decrease (increase) in accounts receivable	7,788	(930)
(Increase) decrease in unbilled costs	(8,349)	(4,786)
Decrease in income tax refund receivable	3,812	-
Decrease (increase) in other current assets	370	(574)
(Increase) decrease in other long-term assets	(343)	8
(Decrease) in accounts payable	(2,824)	(2,412)
Increase (decrease) in income taxes payable	374	(448)
(Decrease) increase in unearned contract revenue	(1,542)	1,331
(Decrease) in accrued returns	-	(2,657)
Increase (decrease) in accrued incentives	2,915	(8,285)
(Decrease) increase in accrued payroll and related benefits	(80)	515
(Decrease) increase in accrued liabilities	(4,141)	3,362
Net cash provided by (used in) operating activities	4,855	(12,762)

Cash Flows From Investing Activities
(Purchases) sales of short-term investments, net	(17,113)	15,488
Repayments from Xylos	75	-
Purchase of property and equipment	(428)	(1,721)
Cash paid for acquisition, including acquisition costs	-	(29)
Net cash (used in) provided by investing activities	(17,466)	13,738

Cash Flows From Financing Activities
Net proceeds from exercise of stock options	52	388
Net cash provided by financing activities	52	388

Net (decrease) increase in cash and cash equivalents	(12,559)	1,364
Cash and cash equivalents - beginning	90,827	81,000
Cash and cash equivalents - ending	$78,268	$82,364